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                      SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549

                                  FROM 11-K


             [x]  ANNUAL REPORT PURSUANT TO SECTION 15(D) OF THE
                SECURITIES EXCHANGE ACT OF 1934 [FEE REQUIRED]


For the Fiscal Year Ended
December 31, 1994                       *Commission File Number (33-   )
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           ROBBINS & MYERS, INC. EMPLOYEE SAVINGS PLAN FOR SALARIED
                  EMPLOYEES OF CHEMINEER, EDLON AND PFAUDLER
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                                (Name of Plan)

                            ROBBINS & MYERS, INC.
                             1400 Kettering Tower
                             Dayton, Ohio  45423
                                (513)222-2610
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(Name of Issuer of Security, held pursuant to Plan and address of its principal executive office)

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*Concurrently herewith a Registration Statement on Form S-8 is being filed relating to this Plan.
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                             REQUIRED INFORMATION
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  The Robbins & Myers, Inc. Employee Savings Plan for Salaried Employees of
Chemineer, Edlon and Pfaudler (the "Plan") is subject to the Employee Retirement Income Security Act of 1974.

  ITEM 4. In lieu of the requirements of Items 1, 2 and 3 of this Form 11-K, the following financial statements of the Plan, notes thereto, and Report of Independent Auditors thereon are being filed as Exhibit 99.1 to this Report:

  (a)  Statement of Assets Available for Plan Benefits - December 31, 1994;

  (b) Statement of Changes in Assets Available for Plan Benefits - for the period July 1, 1994 through December 31, 1994;

  (c)  Schedule of Assets Held for Investment - December 31, 1994;

  (d) Schedule of Transactions or Series of Transactions in excess of 5% of the current value of Plan Assets - For Period July 1, 1994 through December 31, 1994;

  (e)  Notes to Financial Statements; and

  (f)  Report of Independent Auditors.

  A Registration Statement on Form S-8 relating to this Plan is being filed concurrently with the filing of this Report. The consent of Independent Auditors to the incorporation by reference of the foregoing financial statements in such Registration Statement is being filed as Exhibit 23.1 to this Report.



                                  SIGNATURES

  THE PLAN. Pursuant to the requirements of the Securities Exchange Act of 1934, the persons who administer the Robbins & Myers, Inc. Employee Savings Plan for Salaried Employees of Chemineer, Edlon and Pfaudler have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.


                                ROBBINS & MYERS, INC. EMPLOYEE SAVINGS
                                PLAN FOR SALARIED EMPLOYEES OF
                                CHEMINEER, EDLON AND PFAUDLER


                                By/s/ George M. Walker
                                  ----------------------------------------
                                  Name:  George M. Walker
                                  Title: Member, Corporate Benefits
                                         Committee

                          Dated:  August 16, 1995



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                              INDEX TO EXHIBITS
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  The following Exhibits are being filed with or incorporated by reference in this Annual Report on Form 11-K:


Exhibit
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(23)   CONSENT OF EXPERTS AND COUNSEL

       23.1 Consent of Ernst & Young is included as Exhibit 23.1 to the Robbins & Myers, Inc. Registration Statement on Form S-8 filed on August 16, 1995.

(99)   ADDITIONAL EXHIBITS

       99.1 Audited Financial Statements of
       Robbins & Myers, Inc. Employee Savings
       Plan for Salaried Employees of
       Chemineer, Edlon and Pfaudler for the
       period July 1, 1994 through
       December 31, 1994





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